Exhibit 21.1

SUBSIDIARIES OF ASIAINFO-LINKAGE, INC.

Subsidiary	State or Other Jurisdiction of Incorporation

AsiaInfo-Linkage (H.K.) Systems Co., Ltd.	Hong Kong

AsiaInfo-Linkage Technologies (China), Inc.	China

AsiaInfo-Linkage (H.K.), Ltd.	Hong Kong

Shanghai Xinjia Information and Technology Co., Ltd.	China

AsiaInfo-Linkage Technologies (Chengdu), Inc.	China

Zhongbo Software Technology Co. Ltd.	China

Beijing Star VATS Technologies Co., Inc.	China

Chengdu Yalian Zhixing Technology Ltd.	China

AsiaInfo-Linkage Technologies Investment Ltd.	British Virgin Islands

Hong Kong AsiaInfo-Linkage Technology Limited	Hong Kong

Linkage-AsiaInfo Technologies (Nanjing), Inc.	China

Jiangsu Linkage-AsiaInfo Technology Co., Ltd.	China

Linkage-AsiaInfo (H.K.) Ltd.	Hong Kong

AsiaInfo International Pte. Ltd.	Singapore

Asiainfo-Linkage (Thailand) Ltd.	Thailand

AsiaInfo Linkage (M) SDN. BHD.	Malaysia

Bonson Information Technology Ltd.	British Virgin Islands

SmartCall Holding Ltd.	Cayman Islands

SmartCall Group Ltd.	Hong Kong

Beijing Shangxin Yitong Information and Technology Co., Ltd	China

Beijing Zhongxinjia Sci-Tech Development Co., Ltd.	China